EXHIBIT 99.1
News Release
Investor Contact: Erik Aldag, (212) 878-1831
For Immediate Release February 4, 2021	Media Contact: Michael Landau, (212) 878-1840

Minerals Technologies Reports Fourth Quarter 2020 Earnings of $0.91 Per Share,
or $1.08 Per Share, Excluding Special Items
----------
Company Reports Full Year 2020 Earnings of $3.29 Per Share,
or $3.99 Per Share, Excluding Special Items
----------
Fourth Quarter Highlights:
•	Sales of $432 Million, 11 Percent Higher Sequentially
•	Demand Continued to Improve Across Major End Markets
•	Consumer-Oriented Products Remained Strong
•	Operating Margin Improved Sequentially and Versus Prior Year
•	Strong Cash Flow from Operations of $92 Million and Free Cash Flow of $72 Million

Full Year Highlights:
•	Navigated a Challenging Environment; Health and Safety #1 Priority
•	Improved Cost Position; 4 Percent Productivity Improvement
•	Operating Margin Improved Versus Prior Year
•	Strong Cash Flow from Operations of $241 Million and Free Cash Flow of $175 Million
•	Improved Financial Flexibility by Extending Debt Maturities and Increasing Liquidity

NEW YORK, February 4 – Minerals Technologies Inc. (NYSE: MTX) (“MTI” or “the Company”) today reported diluted earnings per share of $1.08, excluding special items, for the fourth quarter ended December 31, 2020, compared with $0.95 in the prior year. Reported diluted earnings per share were $0.91 compared with $0.83 in the prior year.

“We had a solid fourth quarter as demand in several key markets continued to improve, resulting in sequential sales growth in nearly all of our product lines. We also realized the benefits of our actions related to cost control, pricing, and productivity to deliver higher operating margin sequentially and compared to the prior year. In addition, we generated strong cash flow and maintained our solid financial position,” said Douglas T. Dietrich, Chief Executive Officer.

Mr. Dietrich added, “I am very proud of our team’s performance in 2020. We adapted quickly and focused on our key priorities, including keeping our employees safe, supporting our customers, introducing new value-added products, diligently managing our costs, and maintaining our strong balance sheet. We advanced our strategic growth initiatives throughout the year and ended with strong momentum across many of our businesses. With an enhanced cost profile, we believe we are well-positioned to drive improved profitability as volumes recover in 2021.”

Fourth Quarter 2020

Worldwide net sales were $431.8 million, up 11 percent sequentially on improvement across several key end markets and 2 percent lower than the prior year. Reported operating income was $54.5 million. Operating income excluding special items increased 19 percent sequentially and 15 percent year over year to $61.1 million and represented 14.2 percent of sales compared to 13.3 percent in the third quarter and 12.0 percent in the prior year.

Cash flow from operations was $92.2 million compared to $54.3 million in the third quarter and $79.8 million in the prior year. Free cash flow was $71.9 million versus $40.1 million in the third quarter and $66.6 million in the prior year. The company repaid $80 million of debt and repurchased $15 million of shares in the quarter.

The Company incurred special charges of $5.8 million after-tax in the fourth quarter, or $0.17 per share. The charges included acquisition-related expenses, costs associated with a cybersecurity incident, and a non-cash pension settlement charge.

Segment Information

Performance Materials and Specialty Minerals
Sales in the Minerals businesses, which include the Performance Materials and Specialty Minerals segments, were $341.1 million in the fourth quarter, up 8 percent sequentially and 1 percent lower than the prior year. Operating income for the Minerals businesses was $52.2 million and represented 15.3 percent of sales.

Performance Materials segment sales were $202.2 million in the fourth quarter, up 6 percent sequentially and up slightly versus the prior year.

Metalcasting sales increased 17 percent sequentially and were 6 percent higher than the prior year as foundry production improved in North America and demand remained strong in China. Household, Personal Care & Specialty Products sales increased 9 percent sequentially and 6 percent versus the prior year on continued strong demand for consumer-oriented products. Environmental Products and Building Materials continued to experience project delays, and sales remained below prior year levels.

Operating income for the segment was $30.3 million, up 7 percent sequentially and up 31 percent versus the prior year. Operating margin was 15.0 percent of sales versus 14.8 percent in the third quarter and 11.5 percent in the prior year. Continued pricing actions, strong cost control and expense reductions more than offset the operating income impact of lower sales versus the prior year.

The Performance Materials segment provides a wide range of bentonite-based and synthetic materials for industrial and consumer-oriented markets and for non-residential construction, environmental remediation, and infrastructure projects worldwide.

Specialty Minerals segment sales, which consist of the Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, were $138.9 million in the fourth quarter, up 11 percent sequentially and 2 percent lower than the prior year.

Worldwide sales of PCC, which is used in paper and packaging, automotive and construction sealants, and the food and pharmaceutical industries, increased 12 percent sequentially as paper mill operating rates continued to improve. Specialty PCC sales increased 13 percent sequentially on strength in the automotive, residential construction, and consumer-oriented markets.

Processed Minerals sales increased 8 percent sequentially and 10 percent versus the prior year on strength in residential construction and automotive markets. Processed Minerals products are used in the building materials, polymers, ceramics, consumer products, paints and coatings, glass, and other manufacturing industries.

Segment operating income was $21.9 million, up 22 percent sequentially excluding special items, and up 13 percent versus the prior year. Operating margin was 15.8 percent of sales compared to 14.3 percent in the third quarter and 13.7 percent in the prior year.

Refractories and Energy Services
Sales in the Service businesses, which include the Refractories and Energy Services segments, were $90.7 million in the fourth quarter, 25 percent higher sequentially and 6 percent below the prior year. Operating income for the Service businesses was $11.7 million and represented 12.9 percent of sales.

Refractories segment sales were $73.9 million in the fourth quarter, up 25 percent sequentially and up 1 percent versus the prior year as steel mill utilization rates continued to gradually improve in North America and Europe.

Segment operating income was $11.1 million and represented 15.0 percent of sales compared to 12.3 percent in the third quarter and 14.2 percent in the prior year. The Refractories segment provides products and services primarily to the worldwide steel industry.

Energy Services segment sales were $16.8 million in the fourth quarter, up 26 percent sequentially and 29 percent below the prior year. Segment operating income was $0.6 million. Energy Services offers a range of patented technologies, products and services for off-shore filtration and well testing to the worldwide oil and gas industry.

Full Year 2020

Worldwide net sales were $1,594.8 million, 11 percent lower than the prior year. Foreign exchange impacted sales unfavorably by $17 million, or 1 percentage point. Reported operating income was $187.9 million. Operating income excluding special items was $213.0 million and represented 13.4 percent of sales compared to 13.1 percent in the prior year.

Cash flow from operations was $240.6 million versus $238.3 million in the prior year. Free cash flow was $174.5 million versus $173.3 million in the prior year.

Segment Information

Performance Materials and Specialty Minerals
Sales in the Minerals businesses, which include the Performance Materials and Specialty Minerals segments, were $1,263.7 million, 10 percent lower than the prior year. Reported operating income for the Minerals businesses was $171.4 million. Operating income excluding special items was $179.0 million and represented 14.2 percent of sales compared to 13.6 percent in the prior year.

Performance Materials segment sales were $752.8 million, 9 percent lower than the prior year.

Metalcasting sales were 11 percent lower. Household, Personal Care & Specialty Products sales increased 1 percent on strong demand for consumer-oriented products. Environmental Products and Building Materials experienced COVID-19 related project delays, and sales were below prior year levels.

Operating income for the segment was $103.6 million, flat versus the prior year. Operating margin was 13.8 percent of sales versus 12.6 percent in the prior year. Pricing actions, strong cost control and expense reductions more than offset the margin impact of lower sales versus the prior year.

Specialty Minerals segment sales were $510.9 million, 11 percent lower than the prior year.

Worldwide sales of PCC decreased 13 percent, due to lower paper demand and temporary COVID-19 related customer shutdowns. Specialty PCC sales were flat as automotive and residential construction markets rebounded during the year and consumer-oriented markets remained strong.

Processed Minerals sales were 5 percent lower than the prior year, primarily due to the slowdown in residential construction and automotive markets in the second and third quarters.

Segment reported operating income was $67.8 million. Operating income excluding special items was $75.4 million and represented 14.8 percent of sales compared to 14.9 percent in the prior year. Pricing actions and cost control resulted in stable operating margins for this segment despite the lower sales.

Refractories and Energy Services
Sales in the Service businesses, which include the Refractories and Energy Services segments, were $331.1 million, 16 percent below the prior year. Operating income for the Service businesses was $40.7 million and represented 12.3 percent of sales.

Refractories segment sales were $258.1 million, 13 percent lower than the prior year as steel mill utilization rates declined in the second quarter in North America and Europe followed by gradual improvement in the second half of the year.

Segment operating income was $35.5 million and represented 13.8 percent of sales.

Energy Services segment sales were $73.0 million, 23 percent lower than the prior year. Segment operating income was $5.2 million.

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Minerals Technologies will host a conference call tomorrow, February 5, 2021 at 11 a.m. Eastern Time. The conference call will be broadcast live on our website: www.mineralstech.com. To listen to the call, go to the website and click on "Investor Relations," then click on "Quarterly Results & Conference Calls." A presentation for the call will be available at the same location at approximately 10:30 a.m. Eastern Time on February 5, 2021.
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FORWARD-LOOKING STATEMENTS

This press release may contain "forward‐looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations and forecasts of future events such as new products, revenues and financial performance, and are not limited to describing historical or current facts. They can be identified by the use of words such as “believes,” “expects,” “plans,” “intends,” “anticipates,” and other words and phrases of similar meaning. Forward-looking statements are necessarily based on assumptions, estimates and limited information available at the time they are made. A broad variety of risks and uncertainties, both known and unknown, as well as the inaccuracy of assumptions and estimates, can affect the realization of the expectations or forecasts in these statements. Actual future results may vary materially. Significant factors that could affect the expectations and forecasts include the duration and scope of the COVID-19 pandemic, and government and other third-party responses to it; worldwide general economic, business, and industry conditions, including the effects of the COVID-19 pandemic on the global economy; the cyclicality of our customers’ businesses and their changing demands; the dependence of certain of our product lines on the commercial construction and infrastructure markets, the domestic building and construction markets, and the automotive market; our ability to effectively achieve and implement our growth initiatives; our ability to service our debt; our ability to comply with the covenants in our senior secured credit facility; our ability to renew or extend long term sales contracts for our PCC satellite operations; consolidation in customer industries, principally paper, foundry and steel; compliance with or changes to regulation in the areas of environmental, health and safety, and tax; claims for legal, environmental and tax matters or product stewardship issues; our ability to successfully develop new products; our ability to defend our intellectual property; the increased risks of doing business abroad; the availability of raw materials and access to ore reserves at our mining operations; increases in costs of raw materials, energy, or shipping; our ability to compete in very competitive industries; operating risks and capacity limitations affecting our production facilities; seasonality of some of our segments; cybersecurity and other threats relating to our information technology systems; and other risk factors and cautionary statements in our 2019 Annual Report on Form 10‐K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward‐looking statement, whether as a result of new information, future events, or otherwise.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a global resource- and technology-based company that develops, produces and markets a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, construction, environmental, energy, polymer and consumer products industries. The Company reported sales of $1.6 billion in 2020. For further information, please visit our website at www.mineralstech.com. (MTI-E)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in millions, except per share data)
(unaudited)

	Quarter Ended			% Growth		Twelve Months Ended		% Growth
	Dec. 31, 2020	Sep. 27, 2020	Dec. 31, 2019	Prior Qtr.	Prior Year	Dec. 31, 2020	Dec. 31, 2019	Prior Year

Net sales
Product sales	$415.0	$375.0	$416.6	11%	(0)%	$1,521.8	$1,695.8	(10)%
Service revenue	16.8	13.3	23.6	26%	(29)%	73.0	95.2	(23)%
Total net sales	431.8	388.3	440.2	11%	(2)%	1,594.8	1,791.0	(11)%

Cost of sales
Cost of goods sold	308.9	280.9	317.3	10%	(3)%	1,140.5	1,285.8	(11)%
Cost of service revenue	11.6	9.0	15.2	29%	(24)%	48.9	64.6	(24)%
Total cost of sales	320.5	289.9	332.5	11%	(4)%	1,189.4	1,350.4	(12)%

Production margin	111.3	98.4	107.7	13%	3%	405.4	440.6	(8)%

Marketing and administrative expenses	49.3	42.1	49.3	17%	0%	176.5	187.5	(6)%
Research and development expenses	4.9	4.8	5.4	2%	(9)%	19.9	20.3	(2)%
Litigation expenses	0.0	1.5	5.3	*	*	10.4	10.9	(5)%
Acquisition-related expenses	2.6	0.0	0.0	*	*	3.1	0.0	*
Restructuring and other items, net	0.0	1.5	0.0	*	*	7.6	13.2	(42)%

Income from operations	54.5	48.5	47.7	12%	14%	187.9	208.7	(10)%

Interest expense, net	(10.7)	(10.1)	(9.9)	6%	8%	(38.2)	(43.2)	(12)%
Non-cash pension settlement charge	(1.0)	(1.1)	0.0	(9)%	*	(6.4)	0.0	*
Other non-operating deductions, net	(4.2)	(1.5)	(2.8)	*	50%	(5.3)	(8.2)	(35)%
Total non-operating deductions, net	(15.9)	(12.7)	(12.7)	25%	25%	(49.9)	(51.4)	(3)%

Income before tax and equity in earnings	38.6	35.8	35.0	8%	10%	138.0	157.3	(12)%

Provision for taxes on income	6.8	7.0	5.8	(3)%	17%	24.4	22.8	7%
Equity in earnings of affiliates, net of tax	0.2	0.5	0.4	(60)%	(50)%	2.2	1.9	16%

Consolidated net income	32.0	29.3	29.6	9%	8%	115.8	136.4	(15)%

Less: Net income attributable to non-controlling interests	0.9	1.0	0.6	(10)%	50%	3.4	3.7	(8)%

Net Income attributable to Minerals Technologies Inc.	$31.1	$28.3	$29.0	10%	7%	$112.4	$132.7	(15)%

Weighted average number of common shares outstanding:

Basic	34.1	34.1	34.8			34.2	35.0

Diluted	34.1	34.1	34.9			34.2	35.1

Earnings per share attributable to Minerals Technologies Inc.:

Basic	$0.91	$0.83	$0.83	10%	10%	$3.29	$3.79	(13)%

Diluted	$0.91	$0.83	$0.83	10%	10%	$3.29	$3.78	(13)%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.20	$0.20

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)
For comparative purposes, the quarterly periods ended December 31, 2020, September 27, 2020, December 31, 2019 each consisted of 95 days, 91 days and 93 days, respectively. The twelve month periods ended December 31, 2020 and December 31, 2019 consisted of 366 days and 365 days, respectively.

2)
In August 2020, Domtar Corporation announced that they will permanently shut down their previously idled paper machine at their mill in Ashdown, Arkansas. As a result, the Company recorded a non-cash impairment of assets charge of $1.1 million in the third quarter of 2020 for its Paper PCC satellite facility at this mill.

In June 2020, Verso Papers announced that they would be idling two of their paper mills indefinitely. As a result, the Company recorded a non-cash impairment of assets charge of $6.0 million and $0.3 million in severance related costs in the second quarter for its Paper PCC satellite facilities at these mills. The Company also recorded lease termination costs at one of the closed mills in the third quarter of 2020.

In the second quarter of 2019, the Company initiated a restructuring and cost savings program to better align our costs and organizational structure with the current market environment. The Company recorded non-cash impairment of assets charges of $7.5 million and restructuring and other charges of $5.7 million relating to severance and other costs.

	(millions of dollars)

		Quarter Ended			Twelve Months Ended
		Dec. 31, 2020	Sep. 27, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019

	Asset Write-Downs
	Performance Materials	$0.0	$0.0	$0.0	$0.0	$4.2
	Specialty Minerals	0.0	1.1	0.0	7.1	1.6
	Energy Services	0.0	0.0	0.0	0.0	1.7
	Total asset write-downs	$0.0	$1.1	$0.0	$7.1	$7.5

	Restructuring and other items, net
	Severance related costs	$0.0	$0.0	$0.0	$0.3	$5.7
	Other costs	0.0	0.2	0.0	0.2	0.0
		$0.0	0.2	$0.0	$0.5	$5.7

	Total restructuring and other items, net	$0.0	$1.3	$0.0	$7.6	$13.2

3)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended December 31, 2020, September 27, 2020 and December 31, 2019, and the twelve month periods ended December 31, 2020 and December 31, 2019 and a reconciliation to reported earnings per share for such periods. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended			Twelve Months Ended
		Dec. 31, 2020	Sep. 27, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019

	Net income attributable to MTI	$31.1	$28.3	$29.0	$112.4	$132.7
	% of sales	7.2%	7.3%	6.6%	7.0%	7.4%

	Special items:
	Write-off of receivables due to UK customer bankruptcy	0.0	0.0	0.0	0.0	2.5
	Restructuring and other items, net	0.0	1.3	0.0	7.6	13.2
	Acquisition-related expenses	2.6	0.2	0.0	3.1	0.0
	Cybersecurity incident costs	4.0	0.0	0.0	4.0	0.0
	Litigation expense	0.0	1.5	5.3	10.4	10.9
	Non-cash pension settlement charge	1.0	1.1	0.0	6.4	0.0
	Tax credit from statute expiration	0.0	0.0	0.0	0.0	(5.0)
	Related tax effects on special items	(1.8)	(0.9)	(1.3)	(7.4)	(5.8)

	Net income attributable to MTI, excluding special items	$36.9	$31.5	$33.0	$136.5	$148.5
	% of sales	8.5%	8.1%	7.5%	8.6%	8.3%

	Diluted earnings per share, excluding special items	$1.08	$0.92	$0.95	$3.99	$4.23

Included in marketing and administrative expenses for the three and twelve month periods ended December 31, 2020 are costs of $4.0 million relating to system restoration and risk mitigation following a ransomware attack on certain of the Company's information technology systems.

	Included in litigation expense for the twelve month period ended December 31, 2020 are costs of $10.4 million relating to an arbitration award associated with the bankruptcy of Novinda Corp.

Included in marketing and administrative expenses for the twelve month period ended December 31, 2019 is a provision for bad debt of $2.5 million related to a bankruptcy of a Refractories customer in the UK.

4)
Free cash flow is defined as cash flow from operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended December 31, 2020, September 27, 2020 and December 31, 2019 and the twelve month periods ended December 31, 2020 and December 31, 2019 and a reconciliation to cash flow from operations for such periods. The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended			Twelve Months Ended
	(millions of dollars)	Dec. 31, 2020	Sep. 27, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019

	Cash flow from operations	$92.2	$54.3	$79.8	$240.6	$238.3
	Capital expenditures	20.3	14.2	13.2	66.1	65.0
	Free cash flow	$71.9	$40.1	$66.6	$174.5	$173.3

	Depreciation, depletion and amortization expense	$23.7	$23.9	$24.8	$93.9	$98.4

5)
“Adjusted EBITDA” is a non-GAAP financial measure and refers to earnings before interest, taxes, depreciation and amortization (EBITDA), excluding special items. The following is a presentation of the Company's non-GAAP EBITDA and Adjusted EBITDA for the quarterly periods ended December 31, 2020, September 27, 2020 and December 31, 2019 and the twelve month periods ended December 31, 2020 and December 31, 2019, and a reconciliation to net income for such periods. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance and facilitates investors' understanding of historic operating trends.

		Quarter Ended			Twelve Months Ended
	(millions of dollars)	Dec. 31, 2020	Sep. 27, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019

	Net income	$31.1	$28.3	$29.0	$112.4	$132.7
	Add back:
	Depreciation, depletion and amortization	23.7	23.9	24.8	93.9	98.4
	Interest expense, net	10.7	10.1	9.9	38.2	43.2
	Equity in earnings of affiliates, net of tax	(0.2)	(0.5)	(0.4)	(2.2)	(1.9)
	Net income attributable to non-controlling interests	0.9	1.0	0.6	3.4	3.7
	Provision for taxes on income	6.8	7.0	5.8	24.4	22.8
	EBITDA	73.0	69.8	69.7	270.1	298.9
	Add special items:
	Restructuring and other charges	0.0	1.3	0.0	7.6	13.2
	Acquisition-related expenses	2.6	0.2	0.0	3.1	0.0
	Cybersecurity incident costs	4.0	0.0	0.0	4.0	0.0
	Litigation expense	0.0	1.5	5.3	10.4	10.9
	Write-off of receivables due to UK customer bankruptcy	0.0	0.0	0.0	0.0	2.5
	Non-cash pension settlement charge	1.0	1.1	0.0	6.4	0.0
	Adjusted EBITDA	$80.6	$73.9	$75.0	$301.6	$325.5
	% of sales	18.7%	19.0%	17.0%	18.9%	18.2%

6)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended			Twelve Months Ended
		Dec. 31, 2020	Sep. 27, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019

	Interest income	$0.7	$0.5	$0.6	$1.9	$2.3
	Interest expense	(11.4)	(10.6)	(10.5)	(40.1)	(45.5)
	Non-cash pension settlement charge	(1.0)	(1.1)	0.0	(6.4)	0.0
	Foreign exchange (losses) gains	(2.2)	0.9	(1.3)	1.3	0.4
	Other deductions	(2.0)	(2.4)	(1.5)	(6.6)	(8.6)
	Non-operating deductions, net	$(15.9)	$(12.7)	$(12.7)	$(49.9)	$(51.4)

Included in non-operating deductions for the three-month and twelve month periods ended December 31, 2020 are non-cash pension settlement costs of $1.0 million and $6.4 million, respectively, associated with some of our pension plans in the U.S.

7)
The analyst conference call to discuss operating results for the fourth quarter is scheduled for Friday, February 5, 2021 at 11:00 am E.T. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended						% Growth		Twelve Months Ended				% Growth
SALES DATA	Dec. 31,	% of	Sep. 27,	% of	Dec. 31,	% of			Dec. 31,	% of	Dec. 31,	% of
	2020	Total Sales	2020	Total Sales	2019	Total Sales	Prior Qtr	Prior Year	2020	Total Sales	2019	Total Sales	Prior Year

United States	$215.0	50%	$199.9	51%	$233.8	53%	8%	(8)%	$822.5	52%	$962.4	54%	(15)%
International	216.8	50%	188.4	49%	206.4	47%	15%	5%	772.3	48%	828.6	46%	(7)%
Net Sales	$431.8	100%	$388.3	100%	$440.2	100%	11%	(2)%	$1,594.8	100%	$1,791.0	100%	(11)%

Metalcasting	$77.3	18%	$66.3	17%	$73.2	17%	17%	6%	$258.1	16%	$291.2	16%	(11)%
Household, Personal Care & Specialty Products	102.2	24%	93.9	24%	96.2	22%	9%	6%	380.2	24%	376.6	21%	1%
Environmental Products	10.3	2%	16.9	4%	14.6	3%	(39)%	(29)%	58.6	4%	86.6	5%	(32)%
Building Materials	12.4	3%	13.5	3%	17.4	4%	(8)%	(29)%	55.9	4%	68.9	4%	(19)%
Performance Materials Segment	$202.2	47%	$190.6	49%	$201.4	46%	6%	0%	$752.8	47%	$823.3	46%	(9)%

Paper PCC	$83.3	19%	$74.5	19%	$93.0	21%	12%	(10)%	$308.4	19%	$364.9	20%	(15)%
Specialty PCC	19.6	5%	17.3	4%	16.0	4%	13%	23%	69.3	4%	69.1	4%	0%
PCC Products	$102.9	24%	$91.8	24%	$109.0	25%	12%	(6)%	$377.7	24%	$434.0	24%	(13)%

Ground Calcium Carbonate	$22.9	5%	$23.2	6%	$21.2	5%	(1)%	8%	$89.3	6%	91.3	5%	(2)%
Talc	13.1	3%	10.1	3%	11.6	3%	30%	13%	43.9	3%	49.1	3%	(11)%
Processed Minerals Products	$36.0	8%	$33.3	9%	$32.8	7%	8%	10%	$133.2	8%	$140.4	8%	(5)%

Specialty Minerals Segment	$138.9	32%	$125.1	32%	$141.8	32%	11%	(2)%	$510.9	32%	$574.4	32%	(11)%

Total Minerals Businesses	$341.1	79%	$315.7	81%	$343.2	78%	8%	(1)%	$1,263.7	79%	$1,397.7	78%	(10)%

Refractory Products	$60.6	14%	$48.8	13%	$60.5	14%	24%	0%	$212.3	13%	$244.8	14%	(13)%
Metallurgical Products	13.3	3%	10.5	3%	12.9	3%	27%	3%	45.8	3%	53.3	3%	(14)%
Refractories Segment	$73.9	17%	$59.3	15%	$73.4	17%	25%	1%	$258.1	16%	$298.1	17%	(13)%

Energy Services Segment	$16.8	4%	$13.3	3%	$23.6	5%	26%	(29)%	$73.0	5%	$95.2	5%	(23)%

Total Service Businesses	$90.7	21%	$72.6	19%	$97.0	22%	25%	(6)%	$331.1	21%	$393.3	22%	(16)%

Net Sales	$431.8	100%	$388.3	100%	$440.2	100%	11%	(2)%	$1,594.8	100%	$1,791.0	100%	(11)%

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Twelve Months Ended		% Growth
	Dec. 31, 2020	Sep. 27, 2020	Dec. 31, 2019	Prior Qtr	Prior Year	Dec. 31, 2020	Dec. 31, 2019	Prior Year
SEGMENT OPERATING INCOME DATA

Performance Materials Segment	$30.3	$28.2	$23.2	7%	31%	$103.6	$97.1	7%
% of Sales	15.0%	14.8%	11.5%			13.8%	11.8%
Specialty Minerals Segment	$21.9	$16.6	$19.4	32%	13%	$67.8	$83.1	(18)%
% of Sales	15.8%	13.3%	13.7%			13.3%	14.5%
Total Minerals Businesses	$52.2	$44.8	$42.6	17%	23%	$171.4	$180.2	(5)%
% of Sales	15.3%	14.2%	12.4%			13.6%	12.9%
Refractories Segment	$11.1	$7.3	$10.4	52%	7%	$35.5	$39.8	(11)%
% of Sales	15.0%	12.3%	14.2%			13.8%	13.4%
Energy Services Segment	$0.6	$0.0	$2.5	*	(76)%	$5.2	$7.8	(33)%
% of Sales	3.6%	0.0%	10.6%			7.1%	8.2%
Total Service Businesses	$11.7	$7.3	$12.9	60%	(9)%	$40.7	$47.6	(14)%
% of Sales	12.9%	10.1%	13.3%			12.3%	12.1%
Unallocated and other Corporate Expenses	$(9.4)	$(3.6)	$(7.8)	*	21%	$(24.2)	$(19.1)	27%

Consolidated	$54.5	$48.5	$47.7	12%	14%	$187.9	$208.7	(10)%
% of Sales	12.6%	12.5%	10.8%			11.8%	11.7%

SPECIAL ITEMS

Performance Materials Segment	$0.0	$0.0	$0.0	*	*	$0.0	$7.0	*

Specialty Minerals Segment	$0.0	$1.3	$0.0	*	*	$7.6	$2.5	*

Total Minerals Businesses	$0.0	$1.3	$0.0	*	*	$7.6	$9.5	*

Refractories Segment	$0.0	$0.0	$0.0	*	*	$0.0	$3.3	*

Energy Services Segment	$0.0	$0.0	$0.0	*	*	$0.0	$1.8	*

Total Service Businesses	$0.0	$0.0	$0.0	*	*	$0.0	$5.1	*

Unallocated and Other Corporate Expenses	$6.6	$1.7	$5.3	*	*	$17.5	$12.0	*

Consolidated	$6.6	$3.0	$5.3	*	*	$25.1	$26.6	*

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items for the quarterly periods ended December 31, 2020, September 27, 2020 and December 31, 2019, and the twelve month periods ended December 31, 2020 and December 31, 2019 constituting a reconciliation to GAAP operating income set forth above. The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Twelve Months Ended		% Growth
SEGMENT OPERATING INCOME,	Dec. 31, 2020	Sep. 27, 2020	Dec. 31, 2019	Prior Qtr	Prior Year	Dec. 31, 2020	Dec. 31, 2019	Prior Year
EXCLUDING SPECIAL ITEMS

Performance Materials Segment	$30.3	$28.2	$23.2	7%	31%	$103.6	$104.1	(0)%
% of Sales	15.0%	14.8%	11.5%			13.8%	12.6%
Specialty Minerals Segment	$21.9	$17.9	$19.4	22%	13%	$75.4	$85.6	(12)%
% of Sales	15.8%	14.3%	13.7%			14.8%	14.9%
Total Minerals Businesses	$52.2	$46.1	$42.6	13%	23%	$179.0	$189.7	(6)%
% of Sales	15.3%	14.6%	12.4%			14.2%	13.6%
Refractories Segment	$11.1	$7.3	$10.4	52%	7%	$35.5	$43.1	(18)%
% of Sales	15.0%	12.3%	14.2%			13.8%	14.5%
Energy Services Segment	$0.6	$0.0	$2.5	*	(76)%	$5.2	$9.6	(46)%
% of Sales	3.6%	0.0%	10.6%			7.1%	10.1%
Total Service Businesses	$11.7	$7.3	$12.9	60%	(9)%	$40.7	$52.7	(23)%
% of Sales	12.9%	10.1%	13.3%			12.3%	13.4%

Unallocated Corporate Expenses	$(2.8)	$(1.9)	$(2.5)	47%	12%	$(6.7)	$(7.1)	(6)%

Consolidated	$61.1	$51.5	$53.0	19%	15%	$213.0	$235.3	(9)%
% of Sales	14.2%	13.3%	12.0%			13.4%	13.1%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Millions of Dollars)
	December 31, 2020	*	December 31, 2019	**

Current assets:
Cash & cash equivalents	$367.7		$241.6
Short-term investments	4.1		1.6
Accounts receivable, net	369.0		376.2
Inventories	248.2		253.3
Prepaid expenses and other current assets	44.6		46.5
Total current assets	1,033.6		919.2

Property, plant and equipment	2,276.9		2,257.0
Less accumulated depreciation	1,237.3		1,204.2
Net property, plant & equipment	1,039.6		1,052.8

Goodwill	808.5		807.4
Intangible assets	195.8		203.0
Other assets and deferred charges	131.9		130.2

Total assets	$3,209.4		$3,112.6

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$0.0		$101.2
Current maturities of long-term debt	1.0		2.1
Accounts payable	148.3		163.4
Other current liabilities	145.9		131.8
Total current liabilities	295.2		398.5

Long-term debt	933.2		824.3
Deferred income taxes	163.7		180.6
Other non-current liabilities	318.6		274.6
Total liabilities	1,710.7		1,678.0

Total MTI shareholders' equity	1,460.8		1,402.7
Non-controlling Interests	37.9		31.9
Total shareholders' equity	1,498.7		1,434.6

Total liabilities and shareholders' equity	$3,209.4		$3,112.6

* Unaudited
** Condensed from audited financial statements.